Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56123) pertaining to the Bioanalytical Systems, Inc. 1997 Employee Incentive Stock Option Plan and in the Registration Statement (Form S-8 No. 333-56127) pertaining to the 1997 Bioanalytical Systems, Inc. Outside Director Stock Option Plan of our report dated November 1, 2002, with respect to the consolidated financial statements of Bioanalytical Systems, Inc. incorporated by reference in its 2002 Annual Report (Amendment No. 1 to Form 10-K) for the year ended September 30, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
January 24, 2003